Exhibit 99.1

Trex Company Reports Second-Quarter-2009 Net Sales of $91.5 Million and EPS of $0.49

Gross Margin Exceeds 31%; Quarter-End Cash Balance Rises to $46.4 Million

WINCHESTER, Va.--(BUSINESS WIRE)--July 29, 2009--Trex Company, Inc. (NYSE: TWP), manufacturer and distributor of Trex® decking, railing, fencing and trim, today announced financial results for the second quarter ended June 30, 2009.

Net sales for the second quarter of 2009 totaled $91.5 million compared to net sales of $95.0 million for the 2008 second quarter. The company reported net income of $7.4 million, or $0.49 per diluted share, for the 2009 second quarter compared to net income of $6.5 million, or $0.43 per diluted share, for the 2008 second quarter. The company’s adoption of FASB Staff Position No. APB 14-1 related to embedded interest on convertible debt resulted in $1.6 million and $1.4 million of non-cash interest expense in the second quarter of 2009 and 2008, respectively, reducing earnings per share by $0.11 and $0.09, respectively.

For the six months ended June 30, 2009, Trex Company reported net sales of $159.1 million compared to net sales of $214.5 million for the prior-year period. Net income for the 2009 six-month period totaled $4.3 million, or $0.28 per diluted share, compared to $13.9 million, or $0.93 per diluted share, for the 2008 six-month period. These results included $3.3 million and $2.7 million of non-cash interest expense in the first six months of 2009 and 2008, respectively, which reduced earnings per share by $0.22 and $0.18, respectively.

President and Chief Executive Officer Ronald W. Kaplan commented, “The fundamental change in purchasing patterns we predicted for 2009 continued in the second quarter. Because of the tough economy, customers have been holding inventories low and ordering primarily based on pull-through demand from the consumer. This trend greatly reduced the importance of this year’s early-buy season, shifting a larger proportion of our sales activity to the second and third quarters. We’re pleased that in these challenging times so many consumers have been selecting Trex® as the preferred choice to help maximize their outdoor living experience.

“Our unwavering focus on enhancing Trex’s operations continued to produce results. We continue to expand the use of Lean Six Sigma manufacturing techniques throughout every phase of Trex’s manufacturing process in both our Winchester and Fernley plants. The resulting improvements enabled us to raise gross margin by 220 basis points to 31.2% quarter over quarter despite lower levels of capacity utilization. Our operating cash flow for the second quarter was strong, and we continued to execute our cash management strategy extremely well. We believe we’ve weathered the economic downturn better than many of our competitors. Our cash balance at quarter-end increased to $46.4 million and we haven’t borrowed against our revolver for more than a year.

“During the quarter, we completed the launch of our expanded Trex Artisan Series Railing®, which offers consumers unparalleled versatility in their deck and railing design. Our quest to add dealers to Trex’s distribution chain and gain market share continues to meet with receptivity. All in all, we’re proud of the progress we’ve been making and firmly believe that our expanding array of innovative products, enhanced operations, growing market share and financial strength position Trex for long-term success.”

Mr. Kaplan concluded, “Our guidance for the third quarter reflects the shift in purchasing patterns I described earlier. Based on our current order flow, we expect net sales to approximate $70 million for the third quarter of 2009.”

Second-Quarter-2009 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second-quarter-2009 results on Wednesday, July 29, 2009 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 and reference conference ID #18436576. A live webcast of the conference call will also be available to all investors in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, the webcast will be available on Trex’s website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 1:00 p.m. ET on July 29. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #18436576.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with more than 15 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and waste plastic, combined through a proprietary process. Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes® and PVC trim under the trademark TrexTrim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Artisan Series Railing®, Trex Escapes® and TrexTrim™ are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009 and its subsequent report on Form 10-Q filed on May 8, 2009 discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
	(Restated)		(Restated)

Net sales	$94,998	$91,455	$214,527	$159,105

Cost of sales	67,380	62,893	154,633	113,790

Gross profit	27,618	28,562	59,894	45,315

Selling, general and administrative expenses	17,831	17,423	38,139	33,973

Income from operations	9,787	11,139	21,755	11,342

Interest expense, net	3,252	3,643	7,599	7,082

Income (loss) before income taxes	6,535	7,496	14,156	4,260

Provision (benefit) for income taxes	51	118	271	(2)

Net income (loss)	$6,484	$7,378	$13,885	$4,262

Diluted earnings (loss) per common share	$0.43	$0.49	$0.93	$0.28

Diluted weighted average common shares outstanding	15,044,943	15,107,510	15,001,972	15,094,572

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	31-Dec-08	30-Jun-09
	(Restated)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,189	$46,367
Accounts receivable, net	13,555	37,802
Inventories	69,397	40,078
Prepaid expenses and other assets	5,518	3,957
Income taxes receivable	2,554	201
Deferred income taxes	2,141	2,141
Total current assets	116,354	130,546
Property, plant and equipment, net	176,336	168,712
Goodwill	6,837	6,837
Other assets	7,557	6,788
Total assets	$307,084	$312,883

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$37,666	$39,990
Accrued warranty	12,310	13,779
Current portion long-term debt	1,293	1,348
Total current liabilities	51,269	55,117
Deferred income taxes	3,531	3,531
Accrued taxes	2,640	2,519
Non-current accrued warranty	9,546	3,716
Debt-related derivatives	2,069	1,610
Long-term debt, net of current portion	100,201	102,791
Total liabilities	169,256	169,284

Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,310,343 and 15,357,479 shares issued and outstanding at December 31, 2008 and June 30, 2009	153	154
Additional paid-in capital	92,825	94,052
Accumulated other comprehensive income (loss)	(1,092)	(811)
Retained earnings	45,942	50,204
Total stockholders’ equity	137,828	143,599
Total liabilities and stockholders’ equity	$307,084	$312,883

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2008	2009
	(Restated)
OPERATING ACTIVITIES
Net income	$13,885	$4,262
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	15,959	15,492
Other non-cash charges	1,064	1,647
Changes in operating assets and liabilities	(7,016)	6,910

Net cash provided by operating activities	$23,892	$28,311

INVESTING ACTIVITIES	$(5,552)	$(4,067)

FINANCING ACTIVITIES	$(731)	$(1,066)

Net increase in cash and cash equivalents	$17,609	$23,178
Cash and cash equivalents at beginning of period	$66	$23,189

Cash and cash equivalents at end of period	$17,675	$46,367

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777